Exhibit 99.1

NEWS RELEASE	FOR IMMEDIATE RELEASE

For Further Information Contact:
Patrick J. McEnany	Melody Carey
Catalyst Pharmaceutical Partners	Rx Communications Group
Chief Executive Officer	Co-President
(305) 529-2522	(917) 322-2571
pmcenany@catalystpharma.com	mcarey@rxir.com

Catalyst Pharmaceutical Partners Adopts Stockholder Rights Plan

CORAL GABLES, FL, September 21, 2011 — Catalyst Pharmaceutical Partners, Inc. (NasdaqCM: CPRX) (“Company”) today announced that its Board of Directors has adopted a Stockholder Rights Plan (the “Plan”). The Plan is designed to provide adequate time for the Board of Directors and the stockholders to assess an unsolicited takeover bid for the Company, to provide the Board of Directors with sufficient time to explore and develop alternatives for maximizing shareholder value if a takeover bid is made, and to provide stockholders with an equal opportunity to participate in a takeover bid and receive full and fair value for their common shares. The Company is not adopting the Plan in response to any specific proposal to acquire control of the Company, nor is it presently aware of any such effort.

“Considering market conditions and our belief in the growth potential of our company and the status of our product pipeline, we felt it prudent to implement a Stockholder Rights Plan at this time,” said Patrick J. McEnany, the Company’s Chairman, President and Chief Executive Officer. “The Plan, which is similar to the plans adopted by many other public companies, is intended to deter unfair attempts to gain control of the Company and assure that the Board has sufficient time to consider any and all alternatives to such action in order to protect the interest of our stockholders. The Plan does not prevent a takeover attempt, but will encourage anyone seeking to acquire the Company to negotiate the fair value directly with the Board.”

Pursuant to the Plan, on September 20, 2011 the Company’s Board of Directors declared a dividend distribution of one right (each, a “Right”) for each outstanding share of common stock, par value $0.001, of the Company. The dividend is payable on October 7, 2011 to holders of record as of the close of business on the same date (the “Record Date”). Under the Plan, the Rights generally will become exercisable if a person or group acquires beneficial ownership of 17.5% or more of the Company’s common stock in a transaction not approved by the Company’s Board.

Details of the Plan will be outlined in a letter that will be mailed to all stockholders of the Company as of the Record Date. In addition, a copy of the Plan will be filed with the U.S. Securities and Exchange Commission (“SEC”) as an exhibit to a Current Report on Form 8-K that will be filed by the Company.

About Catalyst Pharmaceutical Partners, Inc.

Catalyst Pharmaceutical Partners, Inc. is a development-stage biopharmaceutical company focused on the development and commercialization of prescription drugs targeting diseases of the central nervous system with a focus on the treatment of addiction and epilepsy. Catalyst has two products in development, and is currently evaluating its lead product and first-in-class GABA aminotransferase inhibitor candidate, CPP-109 (vigabatrin), for the treatment of cocaine addiction. CPP-109 has been granted “Fast Track” status by the U.S. Food & Drug Administration (FDA) for the treatment of cocaine addiction. Catalyst also expects to evaluate CPP-109 for the treatment of other addictions. Catalyst is also developing CPP-115, another GABA aminotransferase inhibitor that is more potent than vigabatrin and has reduced side effects (e.g., visual field defects, or VFDs) from those associated with vigabatrin. Catalyst is planning to develop CPP-115 for several indications, including drug addiction, epilepsy (initially infantile spasms) and for other selected central nervous disease indications. CPP-115 has been granted orphan-drug designation for the treatment of infantile spasms by the FDA. Catalyst believes that it controls all current intellectual property for drugs that have a mechanism of action related to the inhibition of GABA aminotransferase. For more information about Catalyst, go to www.catalystpharma.com.

Forward Looking Statements

This press release contains forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company’s actual results in future periods to differ materially from forecasted results. A number of factors, including those described in the Company’s filings with the SEC, could adversely affect the Company. Copies of the Company’s filings with the SEC are available from the SEC, may be found on the Company’s website or may be obtained upon request from the Company. The Company does not undertake any obligation to update the information contained herein, which speaks only as of this date.

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